EXHIBIT B-1




                       OPERATION AND MAINTENANCE AGREEMENT
                                       FOR
                             TRANSMISSION FACILITIES
          (TRANSFERRED UNDER WISCONSIN "RELIABILITY 2000" LEGISLATION)




                                     BETWEEN

                        AMERICAN TRANSMISSION COMPANY LLC

                                       AND

                          [                         ]*
                           -------------------------




                        DATED AS OF [             ], 2000
                                     -------------


------------------------
* A Transmission Utility that has transferred Transmission Facilities to the American Transmission Company LLC.


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                                TABLE OF CONTENTS

                                                                            PAGE


1.   DEFINITIONS AND INTERPRETATION............................................3

     1.1  Definitions, Generally...............................................3

     1.2  Special Definitions..................................................3

          1.2.1  Baseline Maintenance Budget...................................3

          1.2.2  Baseline Resource Hours.......................................3

          1.2.3  Emergency Response Services...................................3

          1.2.4  Facilities Maintenance Plan...................................4

          1.2.5  Good Cause....................................................4

          1.2.6  Good Utility Practice.........................................4

          1.2.7  Key Personnel.................................................4

          1.2.8  Maintenance Resource Budget...................................5

          1.2.9  Maintenance Resource Hours....................................5

          1.2.10 Maintenance Services..........................................5

          1.2.11 Operations Date...............................................5

          1.2.12 Operation Services............................................6

          1.2.13 Party.........................................................6

          1.2.14 Parties.......................................................6

          1.2.15 Services......................................................6

          1.2.16 Technology....................................................6

          1.2.17 Transmission Facilities.......................................6

          1.2.18 Transmission System...........................................7

2.   TERM......................................................................7

     2.1  Term of Agreement....................................................7

     2.2  Extension............................................................7

3.   REQUIRED REGULATORY APPROVALS.............................................7

4.   RESPONSIBILITIES OF UTILITY CONTRACTOR....................................8

     4.1  Scope of Services....................................................8

     4.2  Performance Standards................................................8

     4.3  Operation Services..................................................11

     4.4  Maintenance Services................................................13

     4.5  Utility Contractor Resources........................................16

     4.6  Facilities Maintenance Plan.........................................17

     4.7  Budget..............................................................19

     4.8  Reports.............................................................20

     4.9  Training............................................................21

     4.10 Contracts with Third Parties........................................21

5.   RESPONSIBILITIES OF ATCLLC...............................................22

6.   COMPENSATION OF UTILITY CONTRACTOR.......................................23

     6.1  Compensation for Operation Services and Maintenance Services........23

     6.2  Methods of Calculating the Compensation Due.........................24

     6.3  Minimum Compensation for Maintenance Services.......................24

     6.4  Compensation for Inventory and Storage..............................25

     6.5  Billing and Payment.................................................26

     6.6  Audits and Adjustments..............................................26

7.   OWNERSHIP................................................................27

8.   DISPUTE RESOLUTION.......................................................28

9.   FORCE MAJEURE............................................................28

10.  LIMITATION ON LIABILITY..................................................29

11.  INDEMNITY................................................................30

12.  INSURANCE................................................................32

13.  SUCCESSORS AND ASSIGNS...................................................34

14.  NOTICE...................................................................35

15.  MISCELLANEOUS............................................................36

     15.1 Compliance with Laws................................................36

     15.2 Entire Agreement....................................................36

     15.3 Counterparts........................................................36

     15.4 Amendment...........................................................36

     15.5 Survival............................................................36

     15.6 Independent Contractor..............................................37

     15.7 Confidentiality.....................................................37

     15.8 Standards of Conduct................................................38

     15.9 No Implied Waivers..................................................38

     15.10 No Third-Party Beneficiaries.......................................39

     15.11 Severability.......................................................39

     15.12 Governing Law......................................................39

     15.13 Operation and Prospective Planning.................................39

     15.14 Headings...........................................................40

     15.15 Affiliate Status of Parties........................................40

                       OPERATION AND MAINTENANCE AGREEMENT

                                       FOR

                             TRANSMISSION FACILITIES

     THIS OPERATION AND MAINTENANCE AGREEMENT FOR TRANSMISSION FACILITIES
("Agreement") is entered into as of                , 2000 by and between [NAME
                                    ---------------
OF CONTRACTING UTILITY] or [SHORT FORM NAME OF CONTRACTING UTILITY]) ("Utility Contractor"), a Wisconsin corporation, and American Transmission Company LLC ("ATCLLC"), a Wisconsin limited liability company (Utility Contractor and ATCLLC are individually referred to as "Party" and collectively as "the Parties").

                                    RECITALS

     WHEREAS, Wisconsin Act 9 ("Reliability 2000 Legislation"), effective October 29, 1999, authorized the organization of a new company to provide electric transmission service;

     WHEREAS, pursuant to the provisions of the Reliability 2000 Legislation, ATCLLC was organized to provide transmission service;

     WHEREAS, the Reliability 2000 Legislation authorized electric transmission utilities to transfer their transmission assets to a new company organized to provide transmission service; WHEREAS, [SHORT FORM NAME OF CONTRACTING UTILITY] has agreed to transfer its transmission assets to ATCLLC;

     WHEREAS, the Reliability 2000 Legislation requires ATCLLC to contract with each utility that has transferred transmission facilities to the new company for the utility to provide reasonable and cost-effective operation and maintenance services to ATCLLC for a period of three years after ATCLLC commences operations;

     WHEREAS, Utility Contractor and ATCLLC each desire to use this Agreement to satisfy said requirement of the Reliability 2000 Legislation.

     WHEREAS, in furtherance of said requirement of the Reliability 2000 Legislation, the Parties desire to reflect herein their agreement for the provision of Operation Services and Maintenance Services as defined in this Agreement. The Parties have also entered into a Forming Party Agreement Regarding Operating Principles dealing with the performance of certain functions in operation of the Transmission System and a Transitional Services Agreement pursuant to which the Parties have arranged for the provision of additional services upon commencement of operations by ATCLLC and over a transitional period.

     WHEREAS, since the Parties intend that Utility Contractor will commit resources to performance of the services contemplated hereunder and that ATCLLC will develop the nature and level of maintenance activity to be performed in accordance with the procedures, and subject to the standards of, this Agreement, the Parties have provided that ATCLLC will commit to pay for a certain level of activity in any event. To minimize the possibility that changes in ATCLLC's maintenance plans will result in incurrence of this fixed cost obligation, the Parties have further agreed that ATCLLC may, subject to certain conditions, including compliance with applicable labor agreements, use the services of Utility Contractor elsewhere on its system. For convenience, the Parties have expressed the foregoing commitment as an obligation to use an annual minimum of 85% of the number of hours of Utility Contractor's own labor used in a representative year for Transmission Facilities maintenance, to pay the direct costs of such Utility Contractor's own labor at an agreed upon rate per hour, and all associated overheads, and to pay an annual minimum of 85% of the annual expenditure of Utility Contractor for Transmission Facilities maintenance in a representative year.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties hereby agree as follows:

                        1.  DEFINITIONS AND INTERPRETATION

     1.1  DEFINITIONS, GENERALLY.

     Unless defined in Section 1.2 of this Agreement, the definition of each defined term used in this Agreement shall be the same as the definition for that term set forth in the OATT, the Operating Agreement of ATCLLC, or the Asset Contribution Agreement between the Parties.

     1.2  SPECIAL DEFINITIONS.

     The following capitalized terms used in this Agreement shall be defined as set forth below:

          1.2.1     BASELINE MAINTENANCE BUDGET.

          "Baseline Maintenance Budget" shall mean 85% of the Maintenance Resource Budget.

          1.2.2     BASELINE RESOURCE HOURS.

          "Baseline Resource Hours" shall mean eighty-five percent (85%) of Maintenance Resource Hours.

          1.2.3     EMERGENCY RESPONSE SERVICES.

          "Emergency Response Services" shall have the definition provided in
     Section 4.3 of this Agreement and includes those Services identified on Exhibit A to this Agreement as "Emergency Response Services."

          1.2.4     FACILITIES MAINTENANCE PLAN.

          "Facilities Maintenance Plan" shall mean the plan for the provision of Maintenance Services as defined in Section 4.6 of this Agreement.

          1.2.5     GOOD CAUSE.

          "Good Cause" shall mean (i) misconduct that is or could be materially detrimental to the Utility Contractor or ATCLLC, (ii) breach of a material provision of any agreement to which the Utility Contractor is a party;
     (iii) the commission of one or more acts which constitute an indictable crime under United States Federal, state, or local law, or (iv) the failure to substantially perform work-related duties.

          1.2.6   GOOD UTILITY PRACTICE.

          "Good Utility Practice" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include acceptable practices, methods, or acts generally accepted in the region.

          1.2.7   KEY PERSONNEL.

          "Key Personnel" shall mean individuals employed by the Utility Contractor in the positions of managers and supervisors and who are designated as the individuals directly responsible for supervising or managing work to be performed or services to be provided under this Agreement.

          1.2.8   MAINTENANCE RESOURCE BUDGET.

          "Maintenance Resource Budget" shall mean the total Transmission Facilities maintenance costs established consistent with Schedule 1 of this Agreement, of Utility Contractor for the Transmission Facilities for a year representative of normal conditions, which representative year shall be based upon a normalized average of such costs over the past five years or the projected 1/1/2001 Transmission Facilities maintenance budget of Utility Contractor, as agreed by the Parties.

          1.2.9   MAINTENANCE RESOURCE HOURS.

          "Maintenance Resource Hours" is an annual unit of measurement that shall mean the number of hours of transmission maintenance work performed by Utility Contractor's own employees on the Transmission Facilities in a year representative of normal conditions, which representative year shall be based upon an average of such hours over the past five years or as otherwise agreed by the Parties. Maintenance Resource Hours does not include any work performed by Utility Contractor's supervisory or management employees covered in overhead, or by Utility Contractor's subcontractors.

          1.2.10  MAINTENANCE SERVICES.

          "Maintenance Services" shall mean those Services identified on Exhibit A to this Agreement as "Maintenance Services and as further defined in
     Section 4.4."

          1.2.11  OPERATIONS DATE.

          "Operations Date" shall mean January 1, 2001 or such later date on which ATCLLC receives the necessary approvals, and commences operations.

          1.2.12  OPERATION SERVICES.

          "Operation Services" shall mean those Services identified on Exhibit A to this Agreement as "Operation Services" and "Emergency Response Services," and as further defined in Sections 4.3(a) and (b).

          1.2.13  PARTY.

          "Party" shall mean either Utility Contractor or ATCLLC.

          1.2.14  PARTIES.

          "Parties" shall mean both Utility Contractor and ATCLLC.

          1.2.15  SERVICES.

          "Services" shall mean all Operation Services and Maintenance Services.

          1.2.16  TECHNOLOGY.

          "Technology" shall mean any ideas, know-how, inventions, developments, discoveries, trade secrets, processes, technical information, and improvements relating in any way to the Services, including without limitations, machines, manufactures, methods, techniques, systems, computer software and documentation, data and information (including, but not limited to, maintenance records, reports, training materials, findings, charts, tables and diagrams) (irrespective of whether in human or machine-readable form), works of authorship, and products, whether or not patentable, copyrightable, or susceptible to any other form of protection and whether or not reduced to practice, and whether or not described in writing.

          1.2.17  TRANSMISSION FACILITIES.

          "Transmission Facilities" shall mean the facilities for the transmission of electric energy and ancillary services transferred to ATCLLC by Utility Contractor pursuant to, and identified in, the Asset
     Contribution Agreement between ATCLLC and [        ], dated [       ],
                                                --------          -------
     2000, and new facilities constructed or acquired by ATCLLC to the extent ATCLLC requests that Utility Contractor provide Services for such facilities and to the extent Utility Contractor agrees to provide such Services.

          1.2.18  TRANSMISSION SYSTEM.

          "Transmission System" shall mean the system of facilities for the transmission of electric energy and ancillary services owned or controlled by ATCLLC and which are covered by the ATCLLC OATT.

                                     2.  TERM

     2.1  TERM OF AGREEMENT.

     Subject to Article 3, this Agreement shall be effective from the date of its execution or the Operations Date, whichever is earlier, and shall continue in effect for an initial term through the day before the third anniversary of the Operations Date.

     2.2  EXTENSION.

     This Agreement shall automatically renew for subsequent one year terms unless sooner terminated in accordance with the terms of this Agreement or either Party provides written notice of its intent not to renew at least one year prior to the end of the then-current term.

                        3.  REQUIRED REGULATORY APPROVALS

     The effectiveness of this Agreement is hereby expressly conditioned upon the receipt by Utility Contractor and ATCLLC of all permits, regulatory authorizations and regulatory approvals that shall be required by the Parties to enter into and perform their obligations under this Agreement in a form acceptable in the reasonable judgment of the Party affected thereby.

                    4.  RESPONSIBILITIES OF UTILITY CONTRACTOR

     4.1  SCOPE OF SERVICES.

     (a) Utility Contractor shall perform, or cause to be performed, the Services in accordance with the terms, conditions and procedures specified in this Agreement.

     (b) Except as specifically provided in this Agreement, Utility Contractor shall be the exclusive provider of the Services to the Transmission Facilities during the term of this Agreement.

     (c) ATCLLC shall have the right to direct Utility Contractor to provide any Operation Services, including Emergency Response Services, that may be necessary or appropriate, in accordance with Good Utility Practice, for the operation of any of the Transmission Facilities.

     (d) Utility Contractor shall provide Maintenance Services for the Transmission Facilities subject to any limitations on Utility Contractor's obligation or right to provide such services which are contained in this Agreement.

     4.2  PERFORMANCE STANDARDS.

     (a) In meeting their responsibilities hereunder, the Parties shall at all times follow Good Utility Practice, the adequacy obligation set forth in
Section 2.7 of the Operating Agreement of ATCLLC, and the requirements of this Agreement.

     (b) Utility Contractor shall provide Services in accordance with ATCLLC direction as necessary to give effect to ATCLLC policies, plans and business decisions but Utility Contractor shall be responsible for determining the manner of performance and for supervision of the work specified by ATCLLC or its duly authorized designee. With respect to performance of Operation Services, should Utility Contractor object to following the specifications or directives of ATCLLC on any basis, Utility Contractor shall nonetheless follow such directives and specifications. Where, in the judgment of Utility Contractor, following the specifications or directives of ATCLLC would pose a substantial risk to property or human safety, Utility Contractor shall, where time permits, notify a representative of ATCLLC and seek relief from the specification or directive. Where Utility Contractor does not have time to notify an ATCLLC representative and obtain relief, the Utility Contractor may take reasonable steps to mitigate damage to property or risk to human safety. In any non-emergency case in which Utility Contractor objects to following the directives or specifications of ATCLLC, its Key Personnel shall so notify ATCLLC in writing or confirm oral notice in writing. Utility Contractor may, where it has given the notice required in this Section, subsequently address its objections under the dispute resolution process set forth in Article 8 of this Agreement.

     (c) Except as directed by ATCLLC and/or the Facilities Maintenance Plan, Utility Contractor shall make good faith efforts to maintain the pre-Agreement quality and timeliness of its performance of the Services in accordance with Good Utility Practice, including priority of work, maintenance intervals, and methods.

     (d) In providing the Operation Services, and in implementing the Facilities Maintenance Plan, Utility Contractor shall, except as directed by ATCLLC and/or provided in Facilities Maintenance Plans, continue to seek to preserve the useful life of the Transmission Facilities.

     (e) Except as otherwise directed by ATCLLC or as provided in the Facilities Maintenance Plan, the Budget, or prescribed by Good Utility Practice, Utility Contractor shall maintain and operate the Transmission Facilities (i) in accordance with standards and procedures necessary to preserve coverages under all insurance policies applicable to the Transmission Facilities; (ii) in accordance with the procedures required to preserve all applicable manufacturers' warranties; and (iii) with best efforts to leave any portion of the Transmission Facilities on which work is performed in good repair and reliable working order on completion of the work.

     (f) Utility Contractor shall not be deemed to have failed to adequately perform a specific Service under this Agreement where (i) Utility Contractor has performed the specific Service in accordance with Good Utility Practice, the Facilities Maintenance Plan, or any directive, specification, procedure or policy of ATCLLC; or (ii) where its ability to adequately perform a specific Service was constrained by an ATCLLC-imposed budgetary limitation on that specific Service to which limitation Utility Contractor objected in writing, or if orally, confirmed in writing by Key Personnel, at such time as the effect of the budget restraint became known.

     (g) If ATCLLC discovers that any Services performed fail to conform to this Agreement, Utility Contractor shall, at ATCLLC's option, promptly correct or re-perform such non-conforming Services so that they conform to this Agreement. Without limiting the generality of this provision, Utility Contractor shall provide the labor, engineering, supervision, equipment, tools and materials necessary to effect such remedy. Utility Contractor shall perform its remedial obligations hereunder in a timely manner consistent with ATCLLC's reasonable requirements. If Utility Contractor repeatedly fails, or is unable, to remedy such non-conforming Services during a period consistent with ATCLLC's reasonable requirements, ATCLLC may undertake to remedy the non-conforming Services and in such case Utility Contractor shall reimburse ATCLLC for any reasonable costs incurred thereby. This subsection shall be in addition to any other remedies provided by this Agreement or available at law or equity.

     (h) In its performance of Emergency Response Services, Utility Contractor shall undertake service restoration efforts in a fashion which does not unduly favor or discriminate against any distribution system.

     4.3  OPERATION SERVICES.

     (a)  OPERATIONS SERVICES.

     Utility Contractor shall perform all of ATCLLC's requirements for Operation Services identified in Exhibit A as specified and directed by ATCLLC. Exclusive of Emergency Response Services, which are addressed separately below, Operation Services consist of the following:

          (i)  field switching of transmission equipment,

          (ii) investigating system anomalies and performing other field operational activities necessary or appropriate for the operation of the Transmission System. Utility Contractor shall perform these switching and related activities using its employees who typically perform such functions.

     (b)  EMERGENCY RESPONSE SERVICES.

     Utility Contractor shall perform, or cause to be performed, all of ATCLLC's requirements for Emergency Response Services. Emergency Response Services shall mean all services needed for emergency response, repairs and reporting related to the Transmission Facilities, including those items designated on Exhibit A as Emergency Response Services. Utility Contractor shall maintain an organization and personnel sufficient for 24-hours per day, seven days per week provision of Emergency Response Services to ATCLLC. Communications between ATCLLC and Utility Contractor concerning Emergency Response Services shall be made using the method or methods appropriate under the circumstances at the time the communication takes place. In carrying out such Services:

          (1) Utility Contractor shall make timely reports to ATCLLC Operation Centers of the impact of anticipated and actual weather and emergency conditions on the Transmission Facilities, including regular updates as to the actions taken by Utility Contractor in response thereto.

          (2) Utility Contractor shall work closely with ATCLLC to coordinate communications with customers, public agencies and the media about emergency conditions and service restoration efforts.

          (3) Utility Contractor shall take prompt and timely action to prevent or minimize damage to Transmission Facilities, and to facilitate their restoration to service, in a weather or other emergency. Utility Contractor shall seek prior approval of such actions by ATCLLC if practicable. Such prior approval may be in the form of an emergency response plan agreed to by ATCLLC and Utility Contractor.

          (4) Unless otherwise directed by ATCLLC, Utility Contractor shall repair and replace damaged Transmission Facilities, and promptly restore the Transmission Facilities to pre-emergency conditions.

          (5) If ATCLLC reasonably believes that Utility Contractor either lacks, or will be unable or unwilling to deploy, sufficient resources to promptly restore Transmission Facilities to their pre-emergency condition or to promptly facilitate their restoration to service, ATCLLC may, notwithstanding Section 4.1(b), provide such resources itself or through third parties, consistent with Good Utility Practice. In such event, and to the extent available, Utility Contractor shall provide the necessary equipment, spare parts, materials and supplies to ATCLLC or its contractors as requested by ATCLLC.

     4.4  MAINTENANCE SERVICES.

     (a)  GENERAL.

     Except as expressly provided in this Agreement, Utility Contractor shall perform, or cause to be performed, all Maintenance Services as described in Exhibit A to this Agreement and in each Quarterly update of the Facilities Maintenance Plan. In accordance with each Facilities Maintenance Plan, the work shall include:

          (1)  periodic inspection, testing and monitoring;

          (2) scheduling and execution of preventive and corrective maintenance;

          (3) scheduling and execution of outages needed to perform preventive and corrective maintenance;

          (4) compiling and maintaining records, reports and data bases related to preventive and corrective maintenance activities;

          (5) ensuring compliance with quality assurance policies and procedures of ATCLLC, consistent with Good Utility Practice; and

          (6) forestry work or other work for the maintenance of Transmission Facilities rights-of-way or easements.

     (b)  UNSCHEDULED MAINTENANCE.

          (1) Utility Contractor shall perform unscheduled maintenance on the Transmission Facilities when such maintenance is required by Good Utility Practice. For substantial unscheduled maintenance that is not covered in the Facilities Maintenance Plan, Utility Contractor shall first provide ATCLLC with a description of the work that Utility Contractor proposes to perform, the resources needed to carry out the work, a schedule for the work, and an estimate of the cost of the work to be performed. Utility Contractor shall proceed with substantial unscheduled maintenance only after receiving approval from ATCLLC, which approval may be given orally if promptly confirmed in writing. For purposes of this paragraph, substantial means having a cost, as determined in Article 6 of this Agreement, of more than $2,500.

     (c)  LIMITS ON OBLIGATION OR RIGHT TO TAKE OR PROVIDE MAINTENANCE SERVICES.

          (1) Utility Contractor shall not be required to perform Maintenance Services during any year, the cost of which exceeds 115% of the Maintenance Resource Budget or to use its own employees in excess of 115% of the number of Maintenance Resource Hours.

          (2) ATCLLC may provide, either itself or through third parties, up to 5% of the Baseline Maintenance Budget for the Transmission Facilities, provided such Maintenance Services are not typically performed by Utility Contractor's non-supervisory employees.

          (3) Utility Contractor and ATCLLC shall use reasonable good faith efforts to identify Resource Hours in excess of 115% of Baseline Maintenance Hours which Utility Contractor may have available to perform Maintenance Services ("Additional Resource Hours"). To the extent such Additional Resource Hours are identified, ATCLLC, if it needs or desires more Maintenance Services than could be obtained using 115% of the Baseline Maintenance Hours, shall first request Utility Contractor to provide such additional Maintenance Services. Utility Contractor shall respond to ATCLLC's request for such additional Maintenance Services as soon as reasonably possible but within seven days.

          (4) Use of Utility Contractor's Employees for Maintenance Services on the Transmission System: If at any point in time in a given calendar year ATCLLC reasonably believes it may not, during the course of that calendar year, request an amount of Maintenance Services from Utility Contractor sufficient to exhaust the Baseline Resource Hours or Baseline Maintenance Budget for work on the Transmission Facilities, ATCLLC may direct Utility Contractor to perform Maintenance Services on other transmission facilities owned by ATCLLC and Utility Contractor shall perform such Services using either Utility Contractor's own employees or subcontractors, provided that:

               (i) Such employees are otherwise typically assigned to perform Maintenance Services;

               (ii) Such employees are qualified to perform Maintenance Services on such transmission facilities;

               (iii) the provisions of any applicable labor agreement are not violated;

               (iv) subcontractors are not used to perform the Services unless and until Baseline Resource Hours are exhausted; and

               (v) performance by subcontractors is allowed under the relevant subcontract. Utility Contractor shall not enter into any labor contract or subcontract for any of the Services during the term of this Agreement that would limit ATCLLC's use of Utility Contractor's own employees or subcontractors under this Section 4.4(c).

     (5)  ATCLLC Use of Other Utilities to Perform Maintenance Services:
          -------------------------------------------------------------
Utility Contractor agrees that ATCLLC may direct any other utility which has contributed or will contribute transmission facilities to ATCLLC (a "Contributing Utility") to perform Maintenance Services on the Transmission Facilities using Contributing Utility's employees or subcontractor if each of the following conditions is satisfied:

          (i) ATCLLC reasonably believes that the amount of Maintenance Services it will request Utility Contractor to perform during the year will equal or exceed either the Baseline Resource Hours in the case of using Utility Contractor's own employees or the Baseline Maintenance Budget in the case of using Utility Contractor's subcontractors;

          (ii) The amount of Maintenance Services ATCLLC will request a Contributing Utility to perform under an Operation and Maintenance Agreement relating to transmission facilities that it contributed to ATCLLC will be less than the Baseline Resource Hours or the Baseline Maintenance Budget provided for in that Operation and Maintenance Agreement;

          (iii) The Contributing Utility's employees are (A) typically assigned to perform Maintenance Services, and (B) qualified to perform Maintenance Services on the Transmission Facilities; and further provided that the provisions of any applicable labor agreement would not be violated by Contributing Utility's performance of services on the Transmission Facilities.

          (iv) The provisions of any applicable subcontract between Contributing Utility and subcontractor would not be violated.

          (v) Subcontractors are not used to perform the services unless and until Utility Contractor's Baseline Resource Hours are exhausted.

     4.5  UTILITY CONTRACTOR RESOURCES.

     (a) Utility Contractor shall maintain and manage the organizational and physical resources needed to continue to perform the Services.

     (b) Utility Contractor shall maintain an organization and personnel, including contractors, capable of performing the Services in a cost effective manner. Qualifications for Key Personnel assigned to manage the performance of Services shall be available to ATCLLC at any reasonable time. ATCLLC shall have the right to interview the Key Personnel proposed by Utility Contractor to manage the performance of Services and to reject such Key Personnel for Good Cause at any time during the term of this Agreement.

     (c) Utility Contractor shall maintain and manage the equipment, spare parts, materials and supplies needed to perform the Services as required by this Agreement.

     4.6  FACILITIES MAINTENANCE PLAN.

     (a) As soon as reasonably possible before the anticipated date for transfer of the Transmission Facilities from Utility Contractor to ATCLLC, and thereafter at least 90 days before the beginning of each quarter throughout the term of this Agreement, ATCLLC will submit in writing to Utility Contractor, for Utility Contractor's review and comment, a Facilities Maintenance Plan for the 12 month planning period beginning with such quarter, and for each month in such planning period, describing ATCLLC's updated proposed plan for the operation and maintenance of the Transmission Facilities. It is agreed however that ATCLLC shall use Utility Contractor's Facilities Maintenance Plan and Budget for the first 12 month period, subject to quarterly updates and revisions as provided herein.

     (b) The Facilities Maintenance Plan shall include the information, and follow the format, specified by ATCLLC. The Facilities Maintenance Plan shall, consistent with Good Utility Practice and the adequacy standard set forth in
Section 2.7 of the Operating Agreement of ATCLLC, describe the Maintenance Services that ATCLLC expects Utility Contractor to perform for the first quarter of the 12 month planning period, and shall include a good faith estimate of the work ATCLLC proposes to have performed during the balance of the 12 month period covered by the plan, and the scheduled outages associated with these activities. The Facilities Management Plan shall provide for full utilization of Baseline Resource Hours and Baseline Maintenance Budget and shall include sufficient detail to permit Utility Contractor to plan the work, prepare the Budget, and have available the necessary parts, materials, and supplies to perform the Maintenance Services.

     (c) Utility Contractor shall review, and recommend revisions as it deems appropriate and are consistent with Good Utility Practice, and return the Facilities Maintenance Plan to ATCLLC within 30 days after its submittal. ATCLLC, may, after review and consultation with Utility Contractor with respect to work force and material availability issues, revise the plan, provided that any such revisions are consistent with the responsibilities of the Parties, and approve and return the plan to Utility Contractor within 30 days prior to the start of the next quarter. ATCLLC may at any time, in response to suggestions made by Utility Contractor or on its own initiative, elect to revise the Facilities Maintenance Plan to meet the then current needs of ATCLLC provided that such revisions are consistent with the responsibilities of the Parties under this Agreement, including ATCLLC's commitment to fully utilize Baseline Resource Hours and its commitment to pay the Baseline Maintenance Budget. If ATCLLC does so elect to revise the Facilities Maintenance Plan, ATCLLC shall notify Utility Contractor with a change order in a timely fashion consistent with the circumstances, and if such notification is given orally, ATCLLC shall promptly confirm it in writing or via fax or electronic medium; provided, however, that any costs incurred by Utility Contractor in reasonable anticipation of performing Services under the Facilities Maintenance Plan as previously approved by ATCLLC, and which could not reasonably have been mitigated by Utility Contractor, shall be borne by ATCLLC. Services performed pursuant to ATCLLC change orders shall be subject to all applicable terms and conditions of this Agreement.

     (d) The Facilities Maintenance Plan shall avoid, if possible, scheduling Maintenance Services during anticipated peak usage of the Transmission System.

     4.7  BUDGET.

     (a) As soon as possible before the anticipated date for transfer of the Transmission Facilities from Utility Contractor to ATCLLC, and thereafter at least 60 days before the beginning of each quarter throughout the term of this Agreement, Utility Contractor shall submit in writing to ATCLLC, for ATCLLC's review and approval, a budget for the first quarter of the 12 month planning period, and a good faith cost estimate for the work ATCLLC proposes to have performed during the balance of the 12 month period covered by the Facilities Maintenance Plan or updated Facilities Maintenance Plan for that 12 month period ("Budget"). The Budget prepared by Utility Contractor shall reflect full utilization of Baseline Resource Hours and the Baseline Maintenance Budget.

     (b) The Budget shall include the information, and follow the format used by Utility Contractor in its budget associated with its existing plans for the initial 12 month period with such modification as ATCLLC may reasonably require, including coordinating the Budget with procedures for centralized ATCLLC cost accounting and billing.

     (c) ATCLLC shall review, consult with Utility Contractor about work force and materials availability, and revise, as it deems appropriate, approve and return the Budget to Utility Contractor within 30 days of its submittal. During the term of the Budget, ATCLLC may at each quarterly review, in response to suggestions made by Utility Contractor or on its own initiative, elect to revise the Budget and the Facilities Maintenance Plan to meet the then current needs of ATCLLC subject to Good Utility Practice and the adequacy obligation set forth in Section 2.7 of the Operating Agreement of ATCLLC and ATCLLC's commitment to fully utilize Baseline Resource Hours and to pay the amount of the Baseline Maintenance Budget. If ATCLLC does elect to revise the Budget and the Facilities Maintenance Plan, ATCLLC shall communicate the changes made to Utility Contractor in writing, in a timely fashion; provided, however, that any costs incurred by Utility Contractor in reasonable anticipation of performing Services under the Budget as previously approved by ATCLLC, and which could not reasonably have been mitigated by Utility Contractor, shall be borne by ATCLLC.

     4.8  REPORTS.

     (a) As part of the Services, Utility Contractor shall prepare and submit the reports described in this Section. Such reports and data shall be provided to ATCLLC without restriction, and are subject to the confidentiality provisions of Section 15.7 of this Agreement.

     (b) As part of the Services, Utility Contractor shall prepare, on a quarterly basis within 30 days after the end of the quarter, a summary of the significant maintenance and inspection work performed during the previous quarter. Such report shall include a summary of all material deficiencies in the Transmission Facilities observed or experienced by Utility Contractor, and Utility Contractor's proposals for correcting such deficiencies.

     (c) As part of the Services, Utility Contractor shall prepare, on a monthly basis within 30 days after the end of the month, a budget variance report setting forth actual and budgeted expenditures for the period and year to date, together with Utility Contractor's explanation of any variance.

     (d) Utility Contractor shall prepare such other reports, and provide such other information, as ATCLLC may request regarding the operation and maintenance of the Transmission Facilities.

     4.9  TRAINING.

     (a) As part of the Services, Utility Contractor shall train its employees and agents appropriately to carry out its responsibilities to ATCLLC under this Agreement. Upon request, Utility Contractor shall provide ATCLLC the training materials, and the course materials used by the Utility Contractor in any training programs conducted pursuant to this Section.

     (b) As part of the Services, Utility Contractor shall provide training sessions to familiarize ATCLLC employees or agents with the operation and maintenance of the Transmission Facilities and the Services provided hereunder. Utility Contractor shall provide such training sessions at such times and locations, to such audiences, and with such content, as may be appropriate and requested by ATCLLC.

     4.10 CONTRACTS WITH THIRD PARTIES.

     ATCLLC acknowledges that Utility Contractor may have entered into contracts with third parties for the maintenance or operation of the Transmission Facilities. ATCLLC further acknowledges that Utility Contractor may wish in the future to enter into contracts with third parties to perform some of the Services. All such third-party contracts shall be subject to the following provisions.

     (a)  Existing contracts. As soon as practicable before the Operations
          ------------------
Date, Utility Contractor shall provide ATCLLC, for its review, subject to the confidentiality provisions of Section 15.7, copies of all third-party contracts then currently in effect and under which the amounts payable are expected to exceed $100,000 annually, for Services covered by this Agreement. During the term of this Agreement, Utility Contractor shall not modify any of these third-party contracts without the prior written approval of ATCLLC, which approval ATCLLC shall not unreasonably withhold or delay.

     (b)  Future Contracts. Utility Contractor may enter into contracts with
          ----------------
qualified third parties for the provision of Services, provided that Utility Contractor obtains ATCLLC's prior written approval of all proposed contractors and contracts under which the amounts payable are reasonably expected to exceed $100,000 annually, which approval ATCLLC shall not unreasonably withhold or delay.

     (c) Utility Contractor may not split any contracts to avoid the $100,000 approval threshold.

     (d)  Contract Invoices. Utility Contractor shall pass all invoices it
          -----------------
receives for third-party contract work used to provide Services under this Agreement directly through to ATCLLC, with no additional charges or markups, except as may be specifically authorized under this Agreement.

                          5.  RESPONSIBILITIES OF ATCLLC

     During the term of this Agreement, ATCLLC shall, at its cost and expense, and in a manner consistent with Good Utility Practice, perform or provide the following at the times required to support the provision of the Services:

     (a) ATCLLC shall develop and maintain policies and procedures necessary for maintenance of reliable, cost effective transmission service and maximizing the useful life of the Transmission System, and shall implement those policies through the establishment of the Facilities Maintenance Plan and its directives to Utility Contractor.

     (b) ATCLLC shall provide Utility Contractor with all necessary access to the Transmission Facilities and ATCLLC properties upon which such Transmission Facilities are located.

     (c) ATCLLC shall, with the concurrence and assistance of Utility Contractor as may be necessary or appropriate, procure and maintain in effect all permits, certificates and licenses needed by the owner of the Transmission Facilities for the operation and maintenance of such Transmission Facilities.

     (d) ATCLLC shall prepare and submit to Utility Contractor, review with Utility Contractor, revise, approve and update Facilities Maintenance Plans, as described in Section 4.6 hereof. ATCLLC shall review, revise and approve Budgets, as described in Section 4.7 hereof. All such Facilities Maintenance Plans, revisions to Facilities Maintenance Plans, Budgets, and revisions to Budgets shall be reasonable, consistent with Good Utility Practice, in accordance with the adequacy language contained in Section 2.7 of the Operating Agreement of ATCLLC, and subject to ATCLLC's commitment to fully utilize Baseline Resource Hours and the Baseline Maintenance Budget. Approvals of Facilities Maintenance Plans and Annual Budgets shall not be unreasonably withheld or delayed.

     (e) ATCLLC shall provide training sessions to familiarize Utility Contractor personnel with the processes and procedures relating to the Services that are developed by ATCLLC during the term of this Agreement for application by ATCLLC throughout the ATCLLC Transmission System.

     (f) ATCLLC shall provide Utility Contractor with such other information, oversight and direction reasonably required by Utility Contractor to fulfill Utility Contractor's responsibilities under this Agreement.

                      6.  COMPENSATION OF UTILITY CONTRACTOR

     6.1  COMPENSATION FOR OPERATION SERVICES AND MAINTENANCE SERVICES.

     As full and complete compensation for Utility Contractor's provision of Operation Services and Maintenance Services, ATCLLC shall pay Utility Contractor all of the reasonable direct and indirect costs incurred by Utility Contractor in performing such Services. Direct and indirect costs include but are not limited to labor costs with loadings, which shall include labor costs for tasks such as recording costs and invoicing ATCLLC and the cost of materials and supplies; return of and on the cost of property employed; and payments to contractors, plus all overheads directly associated with any and all of these costs.

     6.2  METHODS OF CALCULATING THE COMPENSATION DUE.

     The methods and procedures for determining, recording, allocating, billing and auditing of Utility Contractor's costs is set forth in Schedule 1 hereto.

     6.3  MINIMUM COMPENSATION FOR MAINTENANCE SERVICES.

     (a) Utility Contractor and ATCLLC shall in connection with the preparation of the initial Facilities Maintenance Plan determine the Maintenance Resource Budget.

     (b) The Parties shall identify that portion of the Maintenance Resource Budget that is attributable to Maintenance Resource Hours.

     (c) Section 6.1 notwithstanding, as minimum compensation for the performance of the Maintenance Services by Utility Contractor under this Agreement, ATCLLC shall annually pay Utility Contractor (i) the amount attributable to unused Baseline Resource Hours as determined pursuant to Section 6.3(d) below; and (ii) the amount of the Baseline Maintenance Budget less any amount that ATCLLC pays for unused Baseline Resource Hours pursuant to Section 6.3(d).

     (d)  ATCLLC agrees to annually utilize all of the Baseline Resource
Hours. Utility Contractor agrees to limit the use of subcontractors to the extent that use of subcontractors would result in Baseline Resource Hours not being fully utilized, except as agreed by ATCLLC. If ATCLLC does not fully utilize the Baseline Resource Hours, ATCLLC shall pay Utility Contractor for the unused Baseline Resource Hours, calculated as the product of the number of unused Baseline Resource Hours times an appropriately weighted annual average hourly cost, which shall be calculated as the actual annual charge for Maintenance Services rendered and as determined under Section 6.1, less supplies, materials, and subcontractor payments, divided by the number of hours spent by Utility Contractor's own employees in providing the Maintenance Services.

     (e) If payments of compensation under Section 6.1 are less than the minimum payments required by Section 6.3(c), ATCLLC shall pay Utility Contractor the difference.

     (f) Where the total cost of Maintenance Services rendered exceeds the Baseline Maintenance Budget payment, ATCLLC's obligation to pay for unused Baseline Resource Hours is conditioned upon Utility Contractor's compliance with its obligation under Section 6.3(d) to limit the use of subcontractors to the extent that their use would result in underutilization of Baseline Resource Hours.

     (g) Where the parent of Utility Contractor is a registered holding company under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), the minimum payment obligation set forth in Section 6.3(c) shall apply only to the extent allowed by PUHCA, or authorized pursuant to an exemption granted thereunder by the Securities and Exchange Commission.

     (h) To the extent that Force Majeure prevents Utility Contractor from performing Maintenance Services during the calendar year or prevents ATCLLC from taking Maintenance Services during the calendar year, ATCLLC shall receive a ratable credit against its obligation to utilize Baseline Resource Hours and its obligation to pay the amount of the Baseline Maintenance Budget.

     6.4  COMPENSATION FOR INVENTORY AND STORAGE.

     (a) Upon cancellation or expiration of this Agreement, ATCLLC agrees to purchase the inventory of materials and supplies under the provisions of Section
3.8 of the Asset Contribution Agreement.

     (b) ATCLLC shall have the option to lease from Utility Contractor, or rent at cost, the warehouse space and other facilities and systems used by Utility Contractor to maintain and manage such materials and supplies.

     6.5  BILLING AND PAYMENT.

     Utility Contractor shall provide invoices to ATCLLC each month, setting forth the costs incurred by Utility Contractor during the previous month to provide the Services, and identifying costs accrued for Services by the Utility Contractor during the previous month, which accrued costs will be invoiced at a later date. ATCLLC shall pay each invoice within 15 days of receipt from Utility Contractor. Within 60 days after the end of each calendar year of this Agreement, Utility Contractor shall calculate the amount due under Section 6.3(c) above and shall provide ATCLLC with an invoice reflecting that amount. Billing and payment disputes that cannot be resolved in the normal course of business shall be resolved using the dispute resolution procedures described in
Article 8.

     6.6  AUDITS AND ADJUSTMENTS.

     Utility Contractor shall maintain and retain for such time as ATCLLC may reasonably direct, but not for longer than six years, the books and other records needed to document the costs Utility Contractor incurs as a result of fulfilling its obligations under this Agreement. Utility Contractor shall respond to any reasonable request from ATCLLC for information related to a cost charged by Utility Contractor to ATCLLC by providing ATCLLC the information reasonably needed by ATCLLC to verify the cost in question. From time to time, ATCLLC may conduct, and Utility Contractor shall permit ATCLLC to conduct or cause to be conducted by its authorized agents, at ATCLLC's expense, audits of the books and records of Utility Contractor that relate to the Services provided under this Agreement. Such audits will be conducted at reasonable, mutually agreed upon times, provided that ATCLLC must contest invoices within one year of receipt and must complete any audit relating to a contested invoice within a reasonable period of time thereafter. Any adjustment identified to be made as a result of an audit and that is payable under Section 5 of Schedule 1 shall be made to the billing statement next issued following the conclusion of the audit.

                                  7.  OWNERSHIP

     For the purpose of this Agreement:

     (a) Rights in ATCLLC Independently Developed Technology: Any Technology prepared, developed or acquired solely by the ATCLLC shall be owned solely by ATCLLC (hereinafter, "ATCLLC Owned Technology"). Except as provided for herein, nothing herein shall imply a license in the ATCLLC Owned Technology.

     (b) Rights In Utility Contractor Independently Developed Technology: Any Technology prepared, developed or acquired solely by Utility Contractor shall be owned solely by Utility Contractor (hereinafter, "Utility Contractor Owned Technology"). Except as provided for herein, nothing herein shall imply a license in the Utility Contractor Owned Technology. (c) Rights In Jointly Developed Technology: Any Technology jointly prepared, developed or acquired by the ATCLLC and Utility Contractor, shall be jointly owned (hereinafter, "Joint Technology"). The ownership rights granted under this paragraph shall be limited to the Joint Technology only and, except as provided for herein, does not grant any rights, license or otherwise in either the ATCLLC Owned Technology or Utility Contractor Owned Technology that may be necessary to utilize the Joint Technology.

     (d) Grant Of Rights In ATCLLC Owned Technology: To the extent any ATCLLC Owned Technology is needed by a Utility Contractor in furtherance of performing the Services or any aspect thereof, the ATCLLC hereby grants to Utility Contractor a full and complete, world-wide, royalty-free, fully paid-up, non-exclusive license to use, without the right to grant sublicenses, the ATCLLC Owned Technology.

     (e) Grant Of Rights In Background Utility Contractor Technology: To the extent that background or underlying technology of Utility Contractor used by Utility Contractor in its performance of Services hereunder is required by ATCLLC to make use of ATCLLC Owned Technology or the Joint Technology in order to operate and maintain the Transmission Facilities, Utility Contractor hereby grants to the ATCLLC a full and complete, world-wide, royalty-free, fully paid-up, non-exclusive license to use the background or underlying technology of the Utility Contractor, for the term of this Agreement and afterwards but only for the purposes and to the extent used during the term of this Agreement, without the right to grant sublicenses.

     (f) Shared Rights in Joint Technology: The ATCLLC and Utility Contractor shall retain perpetually full and complete rights to (e.g., make, use or sell) the Joint Technology. Neither party may assign or otherwise transfer any rights in the Joint Technology, by license or otherwise, to the detriment of the other.

                              8.  DISPUTE RESOLUTION

     Any dispute arising out of or in connection with this Agreement shall be resolved according to the dispute resolution procedures set forth in Exhibit B to the Operating Agreement of American Transmission ATCLLC.

                                9.  FORCE MAJEURE

     (a) Neither Party shall be responsible or liable, or deemed in breach hereof, to the extent the performance of its respective obligations hereunder is prevented or delayed due solely to circumstances beyond the reasonable control and without the fault or negligence of the party experiencing such impediment to performance, including but not limited to acts of God; war; riots; strikes, lockouts or other labor disturbances; labor or material shortages, including unavailability of Utility Contractor resources required for Operation Services or required for fulfillment of the Facilities Maintenance Plan; actions or failures to act on the part of governmental authorities preventing or delaying performance; inability despite due diligence to obtain required licenses; or fire (such causes hereinafter called "Force Majeure").

     (b) The Party experiencing the Force Majeure shall exercise due diligence in endeavoring to overcome any Force Majeure impediment to its performance, but settlement of its labor disturbances shall be entirely within its discretion. The Party experiencing the Force Majeure shall promptly give written notification to the other Party. This written notification shall include a full and complete explanation of the Force Majeure and its cause, the status of the Force Majeure, and the actions such Party is taking and proposes to take to overcome the Force Majeure. ATCLLC shall have the right, upon written notice to Utility Contractor, to obtain alternate contractors to perform the Services during any event of Force Majeure that prevents or delays Utility Contractor's performance hereunder if the Force Majeure has or, in ATCLLC's reasonable judgment, threatens to have an adverse effect on ATCLLC's ability to conduct its operations.

                           10.  LIMITATION ON LIABILITY

     With respect to claims by and between the Parties under this Agreement, the measure of damages at law or in equity in any action or proceeding shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy and all other remedies or damages at law or in equity are waived and neither Party shall be liable in statute, contract, in tort (including negligence), strict liability, warranty or under any other legal theory or otherwise to the other Party, its agents, representatives, and/or assigns, for any special, incidental, punitive, exemplary or consequential loss or damage whatsoever, including, but not limited to, loss of profits or revenue on work not performed, for loss of use of or under-utilization of the other Party's facilities, loss of use of revenues, attorneys' fees, litigation costs, or loss of anticipated profits, resulting from either Party's performance or non-performance of an obligation imposed on it by this Agreement, without regard to the cause or causes related thereto, including the negligence of any party. The Parties expressly acknowledge and agree that this limitation shall apply to any claims for indemnification under Article 11 of this Agreement. The provisions of this section shall survive the termination or expiration of this Agreement.

                                 11.  INDEMNITY

     (a)  Utility Contractor's Indemnification. Subject to the provisions of
          ------------------------------------
Article 10, Utility Contractor shall indemnify, hold harmless and defend ATCLLC, and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, affiliates' employees, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for damage to property, injury to any person or entity, or death of any individual, including ATCLLC's employees and affiliates' employees, Utility Contractor's employees, or any other third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Utility Contractor or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with Utility Contractor's performance or breach of this Agreement, or the exercise by Utility Contractor of its rights hereunder; provided, however, that the provisions of this Section shall not apply if any such injury, damage or death is held to have been caused by the negligence or intentional wrongdoing of ATCLLC, its agents or employees. In furtherance of the foregoing indemnification and not by way of limitation thereof, Utility Contractor hereby waives any defense it otherwise might have under applicable workers' compensation laws.

     (b)  ATCLLC's Indemnification. Subject to the provisions of Article 10,
          ------------------------
ATCLLC shall indemnify, hold harmless and defend Utility Contractor, its parent and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for damage to property, injury to any person or entity, or death of any individual, including Utility Contractor's employees and affiliates' employees, ATCLLC's employees, or any other third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by ATCLLC or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with ATCLLC's performance or breach of this Agreement, or the exercise by ATCLLC of its rights hereunder; provided, however, that the provisions of this Section shall not apply if any such injury, damage or death is held to have been caused by the negligence or intentional wrongdoing of Utility Contractor, its agents or employees. In furtherance of the foregoing indemnification and not by way of limitation thereof, ATCLLC hereby waives any defense it otherwise might have under applicable workers' compensation laws.

     (c)  Indemnification Procedures. Any Party seeking indemnification under
          --------------------------
this Agreement shall give the other Party notice of such claim as soon as practicable but in any event on or before the thirtieth (30th) day after the Party's actual knowledge of such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim for which indemnification is sought under this Agreement without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed. Each Party's indemnification obligation will survive expiration, cancellation or early termination of this Agreement.

                                 12.  INSURANCE

     (a) The Parties agree to maintain, at their own cost and expense, general and automobile liability, worker's compensation, and other forms of insurance relating to their operations for the life of this Agreement in the manner, and amounts, at a minimum, as set forth below,

     (i) Workers' Compensation Insurance in accordance with all applicable state, federal and maritime law, including Employer's Liability Insurance in the amount of $1,000,000 per accident;

     (ii) Commercial General Liability Insurance, including Contractual Liability Coverage for liabilities assumed under this Agreement, and Personal Injury Coverage in the amount of $25,000,000 per occurrence for bodily injury and property damage. Utility Contractor's policy shall include ATCLLC and ATC Management Inc. as additional insureds and ATCLLC's policy shall include Utility Contractor as an additional insured;

     (iii) Automobile Liability Insurance for all owned, non-owned, and hired vehicles with bodily injury limits of no less than $5,000,000 per person, $5,000,000 per accident; and property damage limits of no less than $5,000,000 per accident. Utility Contractor's policy shall include ATCLLC and ATC Management Inc. as additional insureds and ATCLLC's policy shall include Utility Contractor as an additional insured;

     (iv) Where a Party has more than $100 million in assets it may, at its option, self insure all or part of the insurances required in this Article; provided, however, the self-insuring Party agrees that all other provisions of this Article, including, but not limited to, waiver of subrogation, waiver of rights of recourse, and additional insured status, which provide or are intended to provide protection for the other Party and its affiliated and associated companies under this Agreement, shall remain enforceable. A Party's election to self-insure shall not impair, limit, or in any manner result in a reduction of rights and/or benefits otherwise available to the other Party and its affiliated and associated companies through formal insurance policies and endorsements as specified in the above parts of this Article. The self-insuring Party agrees that all amounts of self-insurance, retentions and/or deductibles are the responsibility of and shall be borne by the self-insuring Party.

     (b) Within fifteen (15) days of the Effective Date, and each anniversary of the Effective Date, during the term of this Agreement, (including any extensions), each Party shall provide to the other Party, properly executed and current certificates of insurance with respect to all insurance policies required to be maintained by such Party under this Agreement. Certificates of insurance shall provide the following information:

     (i)  Name of insurance company, policy number and expiration date;

     (ii) The coverage required and the limits on each, including the amount of deductibles or self-insured retentions, which shall be for the account of the Party maintaining such policy;

     (iii) A statement indicating that the other Party shall receive at least thirty (30) days prior written notice of cancellation or expiration of a policy, or reduction of liability limits with respect to a policy; and

     (iv) A statement identifying and indicating that additional insureds have been named as required by this Agreement.

     (c) At a Party's request, in addition to the foregoing certifications, the other Party shall deliver to the first Party a copy of applicable sections of each insurance policy.

     (d) Each Party shall have the right to inspect the original policies of insurance applicable to this Agreement at the other Party's place of business during regular business hours.

     (e) If any insurance is written on a "claims made" basis, the respective Party shall maintain the coverage for a minimum of seven years after the termination of this Agreement.

     (f) To the extent permitted by the insurer and commercially reasonable, each Party shall obtain waivers of subrogation in favor of the other Party from any insurer providing coverage that is required to be maintained under this
Article 12, except for the coverage required under Section 12(a)(i). A Party shall not be required to obtain a waiver of subrogation if the other Party is not able to obtain a waiver of subrogation from its insurance carrier.

                           13.  SUCCESSORS AND ASSIGNS

     This Agreement and each and every covenant, term and condition hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. Utility Contractor shall not assign its rights or obligations hereunder without express written approval of ATCLLC, except it may assign its rights or obligations to a purchaser (or an affiliate) who will own all or substantially all of Utility Contractor's distribution assets or equity interests and who shall then be bound by all of the provisions of this Agreement. ATCLLC shall not assign its rights or obligations hereunder without express written approval of Utility Contractor, except it may assign its rights and obligations to a purchaser (or an affiliate) who will own all or substantially all of ATCLLC's transmission assets and who shall then be bound by all of the provisions of this Agreement.

                                   14.  NOTICE

     (a) All certificates or notices required hereunder shall be given in writing and addressed or delivered to the representative(s) specified in this Agreement. Notices shall be deemed received (i) upon delivery, when personally delivered; (ii) upon receipt, when sent via registered or certified mail; (iii) the next business day, when sent via overnight courier; and (iv) upon transmittal, when sent via facsimile. Copies of all general correspondence regarding this Agreement shall also be sent to these representative(s).

     (b) Notices submitted hereunder shall be directed to the following individuals:

          Notices to Utility Contractor:

          Attn:
               -----------------------------

               -----------------------------

               -----------------------------

          Notices to ATCLLC:

          Attn:
               -----------------------------

               -----------------------------

               -----------------------------

     (c) ATCLLC or Utility Contractor may change their respective representative(s) designated to receive notice hereunder by written notice to the other Party. All correspondence and transmittals between the Parties shall be executed pursuant to coordination procedures that shall be developed by the Parties.

                               15.  MISCELLANEOUS

     15.1  COMPLIANCE WITH LAWS.

     Throughout the term of this Agreement, each Party shall perform its obligations hereunder in compliance with all present and future federal, state and local statutes, ordinances, rules and regulations, including, but not limited to those pertaining to human safety, protection of property, non-discrimination, and protection of the environment.

     15.2  ENTIRE AGREEMENT.

     This Agreement, together with the Appendices and Exhibits attached hereto, is the entire understanding of the Parties regarding the subject matter hereof, and supersedes all prior oral or written discussions, negotiations and agreements the Parties may have had with respect to the subject matter hereof.

     15.3  COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, and each counterpart shall have the same force and effect as the original instrument.

     15.4  AMENDMENT.

     No amendment, modification or waiver of any term hereof shall be effective unless set forth in a writing signed by both ATCLLC and Utility Contractor.

     15.5  SURVIVAL.

     All warranties, remedial obligations, indemnities and confidentiality rights and obligations provided for herein shall survive the cancellation, expiration or termination hereof.

     15.6  INDEPENDENT CONTRACTOR.

     Utility Contractor at all times shall be deemed to be an independent contractor and none of its employees or the employees of its sub-contractors shall be considered to be employees of ATCLLC during the term of this Agreement. Utility Contractor shall have no authority to act on behalf of ATCLLC or bind ATCLLC in any manner except as expressly set forth in this Agreement. The Parties acknowledge that neither this Agreement nor any of its provisions are intended to create any partnership or joint venture between the Parties.

     15.7  CONFIDENTIALITY.

     (a) "Confidential Information", as used in this Section 15.7, shall mean all information or documentation disclosed or made available by either Party to the other, including but not limited to correspondence between the Parties, business plans, financial information, policies and procedures, computer programs, reports and analyses, or other information which a Party in good faith designates as "Trade Secrets" as that term is defined in Wis. Stat. ss. 134.90(1)(c).

     (b) In consideration of the disclosure by one Party of Confidential Information to the other Party, the Parties agree that each of them shall undertake in good faith to accomplish the following additional actions with respect thereto:

               (i) to use the Confidential information for the sole purpose of fulfilling the obligations of the Parties pursuant to this Agreement;

               (ii) to safeguard and hold in strict confidence all Confidential Information, limiting disclosure of Confidential Information to employees, contractors or agents who have a need to know;

               (iii) to protect Confidential Information from disclosure to anyone not a party to this Agreement without the prior approval of the disclosing Party; and

               (iv) upon the request of the disclosing Party and in any event upon cancellation or expiration of this Agreement, to return all Confidential Information, or to certify that such Confidential Information has been destroyed.

     (c) The restrictions of this Section do not apply to any information which is already known by the receiving party, possessed by a third party prior to disclosure, acquired from anyone not a party to this Agreement without restriction, or which is publicly available.

     (d) Each Party retains all right, title and interest in and to any Confidential Information disclosed by the party hereunder.

     (e) In the event that either Party is required by applicable law to disclose any Confidential Information of the other Party, such party shall promptly notify the other Party of such requirement and cooperate with the other Party to protect the Confidential Information from any disclosure not required by law.

     (f) The obligations of this Section shall survive for a period of 3 years following any expiration or cancellation of this Agreement.

     15.8  STANDARDS OF CONDUCT.

     If the performance of this Agreement requires ATCLLC to disclose information about the Transmission System to Utility Contractor, the dissemination of which by Utility Contractor would have been subject to FERC's Standards of Conduct requirements, 18 C.F.R. Part 37, prior to the transfer of the Transmission Facilities, such information shall not be disclosed by Utility Contractor or ATCLLC to any persons that would not have been entitled to receive such information prior to such transfer.

     15.9  NO IMPLIED WAIVERS.

     The failure of a Party to insist upon or enforce strict performance of any of the provisions of this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assist or rely upon any such provisions, rights and remedies in that or any other instance; rather, the same shall be and remain in full force and effect.

     15.10  NO THIRD-PARTY BENEFICIARIES.

     This Agreement is intended to be solely for the benefit of ATCLLC and Utility Contractor and their successors and permitted assigns and is not intended to and shall not confer any rights or benefits on any third party (other than successors and permitted assigns) not a signatory hereto.

     15.11  SEVERABILITY.

     In the event that any provision of this Agreement is deemed as a matter of law to be unenforceable or null and void, such unenforceable or void portion of such provision shall be deemed severable from this Agreement unless the removal of the unenforceable provision materially alters the obligations of either Party hereunder. Even if there is a material alteration in the remainder of the Agreement, the Agreement shall continue in full force and effect as if such provision was not contained herein., but the Parties shall negotiate in good faith new provisions in relation to the deleted provision that will to the extent practicable restore the benefit of the bargain contained in such provision, and that are consistent with Good Utility Practice and the adequacy obligation set forth in Section 2.7 of the Operating Agreement of ATCLLC.

     15.12  GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, with the exception of any choice of laws provisions.

     15.13  OPERATION AND PROSPECTIVE PLANNING.

     Recognizing that the Parties have to prepare a Facilities Maintenance Plan and Budget prior to the Operations Date, the Parties will operate under the standards of this Agreement to prepare a Facilities Maintenance Plan, calculate Baseline Resource Hours, calculate a Maintenance Response Budget, and develop a Budget adhering as closely as possible to the timetables established for the first year after the Operations Date.

     15.14  HEADINGS.

     The headings set forth herein are inserted for convenience and shall have no effect on the interpretation or construction of this Agreement.

     15.15  AFFILIATE STATUS OF PARTIES.

     For purposes of Articles 10, 11, and 12, neither Party shall be treated as an affiliate of the other.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date first written above.


          AMERICAN TRANSMISSION COMPANY LLC

          BY
               -----------------------------
          TITLE
               -----------------------------



          [                                ]
           --------------------------------

          BY
               -----------------------------
          TITLE
               -----------------------------

                                                        EXHIBIT A
                                       OPERATION SERVICES AND MAINTENANCE SERVICES

MAINTENANCE SERVICES                         MAINTENANCE SERVICES                    OPERATION SERVICES
                                                 (CONTINUED)

(A) FOR LINE EQUIPMENT                       (C) FOR ATCLLC STATIONS                 (A) OPERATIONS
o    Inspection                              o    Station Property Grass             o    Inspection
     o    aerial/walk/climb/infra-red             Maintenance                        o    Field Switching
     o    underground                        o    Station Property Vegetation        o    Communications Repair
     o    submarine cable                         Control
o    Painting                                o    Station Property Building
o    Wood Pole                                    Maintenance                        (B) EMERGENCY RESPONSE
     Inspection/Treatment/Repair             o    Station Property Snow Removal          SERVICES
     (some replacements may be               o    Station Property Gravel            o    Field Response
     capital in nature)                      o    Station Property Access            o    Emergency Cleanup Spill
o    Line Repair                                  Maintenance                             Response
     (Insulation/Foundation/Hardware/        o    Station Property Security Checks   o    Post-Emergency Repair
     Conductor)
o    Grounding
o    Corrosion Control                       (D) MISCELLANEOUS
o    Maintenance of insulating
     fluids/gases, pumps, valves and         o    Special Maintenance Projects
     protective devices)                     o    Grounding Repair
o    Right of Way Vegetation Control         o    Radio/TV Interference
o    Right of Way Access                     o    Major Equipment Repair
     Maintenance
o    Right of Way Security Checks

(B) FOR STATION EQUIPMENT

o    Inspection
o    Painting/Switches/Bus
o    Structure/Foundation Repair
o    Breaker
o    DC System
o    Transformer
o    SF6 Management
o    Relay Test/Maintenance System
     (System Protection)
o    Communications Repair (System
     Protection)
o    Operations Analysis (System
     Protection)
o    System Control Devices/RTUs,
     etc.
o    System Control Communications
     Repair

                                   SCHEDULE 1
                 (ATTACHED TO OPERATION & MAINTENANCE AGREEMENT)

     1.   GENERAL DESCRIPTION.
          -------------------

     Utility Contractor shall invoice to ATCLLC the actual costs of providing Services for the previous month. The invoice will also identify any costs for Services accrued during the previous month by Utility Contractor with the understanding that these accrued costs will be invoiced for payment at a later date (as they are paid by Utility Contractor). Utility Contractor's invoices to ATCLLC will be in a consistent format and provided monthly together with the Utility Contractor's detailed billing reports supporting the invoice.

     2.   METHODS OF CALCULATING COSTS TO BE PAID BY ATCLLC.
          -------------------------------------------------

          (a)  Direct Costs. Costs incurred by the Utility Contractor that are
               ------------
solely and directly attributable to Transmission Facilities services shall be directly billed to ATCLLC in full. These directly billed costs shall be recorded as incurred by Utility Contractor to internal bookkeeping accounts designated as transmission billing accounts. The direct cost for materials and supplies shall be their book value.

          (b)  Indirect Costs. Costs incurred by the Utility Contractor for
               --------------
activities that support the entire company or which support Transmission Facilities and services to Transmission Facilities plus other divisions of the company will be identified and a portion of these costs will be charged to ATCLLC. Utility Contractor will identify and aggregate all of these costs into recognizable categories and, in cooperation with ATCLLC, shall develop methods for calculating the portion of each cost category that should be allocated to ATCLLC. The method for determining the share allocable to ATCLLC may vary from cost category to cost category. A document describing the methods for allocating categories of costs to ATCLLC, including any allocation formulas, will be attached to this Schedule 1.

          (c)  Labor Loadings. Loadings that account for pension and employee
               --------------
benefit costs, payroll taxes and costs, and the expense of non-productive time (paid leaves plus, if not a separate cost category, training) shall be added to any direct or indirect labor costs billed to ATCLLC. A document describing the methods Utility Contractor will use to calculate and apply labor loadings will be attached to this Schedule 1.

          (d)  Extraordinary Costs. Subject to Article 4 of the Agreement, costs
               -------------------
incurred by Utility Contractor that are unusual, special or extraordinary may require unique treatment. Utility Contractor will notify ATCLLC in advance of incurring such costs whenever possible and as soon as possible after incursion of the cost if advance notice is not possible, but in any event prior to sending ATCLLC an invoice that includes the cost.

          (e)  Utility Contractor's System for Recording Its Costs. Utility
               ---------------------------------------------------
Contractor will notify ATCLLC in advance of any changes to its system of recording and tracking its costs that will significantly impact the calculation or appearance of invoices to ATCLLC. Utility Contractor will, at ATCLLC's expense, provide for the transfer to ATCLLC of electronic billing data in a form usable by ATCLLC's electronic systems for recording and tracking costs of the Services.

     3.   TRUE-UPS AND REVIEWS.
          --------------------

     Amounts that have been billed based on estimates will be adjusted to the Utility Contractor's actual costs after actual costs are known and ATCLLC will pay more or receive a credit, as appropriate, for any true-up. Such true-ups may be performed at any time, but at least one annual true-up will be performed by the Utility Contractor for the previous year before the expiration of the first quarter of the following year. In addition, formulas, procedures and allocations may be revised by either Party if the Party proposing the revision can demonstrate to the other Party that new facts have come to light or that it has discovered or developed an improved formula, procedure or method for accurately determining or invoicing actual costs. Any such revision to a formula, procedure or allocation will not be applied retroactively. Amounts previously billed in error, however, will be corrected in accordance with Section 4 below; error here includes the long or short-term misapplication of an approved formula. Where refunds or additional amounts are owed due to a true-up or correction, the refund or additional amount shall appear on the next monthly billing following identification of the adjustment.

     4.   CONTESTED STATEMENTS.
          --------------------

     ATCLLC may contest, and Utility Contractor may correct, any particular items included in any Utility Contractor invoice within one year of ATCLLC's receipt of the invoice. This provision does not limit ATCLLC's right to audit Utility Contractor under Section 6.6 of the Agreement.

     5.   ADJUSTMENTS.
          -----------

     Utility Contractor shall promptly reimburse or credit ATCLLC for any charges that should not have been billed to ATCLLC as provided in the Agreement and which either Party identifies within 12 months of the ATCLLC's receipt of the invoice containing such charges. Such reimbursements shall be set forth in the appropriate section of the invoice. Utility Contractor shall bill ATCLLC for any charges that were not billed but should have been billed to ATCLLC as provided in this Agreement and which either Party identifies within 12 months of the month that the charges were incurred.

     The amount of any adjustment under this Section shall reflect interest from the date such amounts were due at the published prime interest rate of Firstar Bank on the last business day of the preceding month.